EXHIBIT 99.1






                                KROGER 1QTR OPER NET PER SHARE:
                                53 CENTS VS. 46 CENTS



    CINCINNATI, Ohio, April 18, 1995 --- The Kroger Co. said today that 1995 first quarter net operating earnings before an extraordinary item increased 15.8 percent to a record $64.5 million, or 53 cents per share on a fully diluted basis, from $55.7 million, or 46 cents per share fully diluted, in the 1994 first quarter.
    After an extraordinary item of $5.3 million for early retirement of debt, Kroger's 1995 first quarter net earnings totaled $59.1 million, or 49 cents per fully diluted share, compared with earnings of $47.4 million, or 40 cents per share, in the 1994 first quarter.
    First quarter operating cash flow -- earnings before interest expense, taxes, depreciation, and LIFO -- increased
8.1 percent to a record $256.9 million from $237.5 million. Sales in the first quarter also were a record, increasing
2.6 percent to $5.46 billion from $5.33 billion. Kroger said that total food store sales improved 4 percent over the prior year's first quarter. Identical food store sales improved 1.1 percent. The Company noted that identical store sales increased 2.0 percent in February and March following a 0.5 percent decline in January when identical store comparisons were unusually affected by severe winter weather in January 1994.
    Kroger Chairman and Chief Executive Officer Joseph A. Pichler said first quarter results reflected the consistency of Kroger's performance over the past two years. "Kroger's strategy -- growth through existing assets, new store development, and implementation of technology and logistics -- is producing consistently strong results quarter after quarter," Pichler said. "Since the first quarter of 1993, we have steadily improved both our operating performance and our marketplace position despite a record number of competitive openings in many of our markets."
    Pichler added that Kroger's retail divisions, convenience stores, and manufacturing units were benefiting from increased productivity and declining costs as new technologies and logistical applications come onstream.
    During the quarter, Kroger opened, acquired and expanded 15 food stores and completed 7 remodels. The Company said new combination food and drug stores opened in 1993 and 1994 as part of its accelerated expansion program are proving to be an ideal format against every kind of competitive strategy. "The increased investment in capital expenditures we have undertaken over the past two years is already producing returns greater than we originally projected," Pichler said. As a result, Pichler announced that Kroger will increase its capital expenditures by an additional $158 million for new stores and investments in technology and logistical systems. The funds, generated from increased cash flow in 1994, will be added to the Company's capital expenditure budget for 1995 through 1997.

                1st Qtr        1st Qtr      Percent
                 1995           1994        Change
                3/25/95        3/26/94

Sales      $5,464,954,381   $5,328,803,907    2.6
           ==============   ==============   =====

EBITD<F1>  $  256,877,490   $  237,547,843    8.1

Non-EBITD
charges<F3>$   (3,461,538)  $   (4,500,000)

LIFO       $   (3,500,000)   $   (3,500,000)

Interest   $  (75,323,951)   $  (76,031,488)

Depreciation
           $  (68,840,964)   $  (62,310,169)
           _______________   _______________
Pre-tax earnings
before extraordinary item
           $  105,751,037    $   91,206,186

Tax expense
           $  (41,274,630)   $  (35,516,374)
           ______________    _______________
Earnings before
extraordinary item
           $   64,476,407    $   55,689,812
Extraordinary
item <F2>  $   (5,335,782)   $   (8,332,078)
           _______________   ________________

Net earnings
           $   59,140,625    $   47,357,734
           ===============   ===============
Primary earnings per
common share:

From operations     $0.56             $0.50

From extraordinary
item <F2>          ($0.05)           ($0.07)
            ______________   _______________
Primary net earnings per
common share        $0.51             $0.43
            ==============   ===============

Fully-diluted earnings
per common share:

From operations     $0.53              $0.46

From extraordinary
item <F2>          ($0.04)            ($0.06)
           _______________      _______________
Fully-diluted net earnings
per common
share               $0.49              $0.40
          ================      ================

Number of shares used in
primary per share
calculation   114,991,635        111,923,229


Number of shares used in
fully-diluted per share
calculation
              126,216,003        129,654,351

<F1>  EBITD represents pre-tax earnings before interest,
      depreciation, LIFO and extraordinary items.
<F2>  Represents the after-tax loss from the early retirement of debt.
<F3>  FASB 106 (retiree health care) quarterly expense